Exhibit 5.2

Department of the Treasury Internal Revenue Service Tax Exempt and Government Entities Employee Plans PO Box 2508 Cincinnati, OH 45201 GENERAL ELECTRIC COMPANY 901 MAIN AVENUE NORWALK, CT 06856

Date:
09/05/2024

Employer ID number:
14-0689340

Plan name:
GE RETIREMENT SAVINGS PLAN

Plan number:
334

Document Locator Number (DLN):
26007-753-00923-2

Person to contact:
Name: Steven Ferguson
ID number: 1000203058
Telephone: 513-975-6240

Dear Applicant:

We’re issuing this favorable determination letter for your plan listed above, based on the information you provided. Our favorable determination applies only to the status of your plan under the Internal Revenue Code (IRC) Section 401(a). In order to rely on this letter as proof of the plan’s status, you must keep this letter, the application forms, the information submitted with the application, and all other correspondence.

Your determination letter doesn’t apply to any qualification changes that become effective, any guidance issued, or any statutes enacted after the dates specified in the applicable Required Amendments List you submitted with your application.

This letter considered up to the 2020 Required Amendments List changes in plan qualification requirements.

This determination letter also applies to the amendments dated on 4/26/22, 3/02/22, 9/30/21, 12/30/20 & 10/01/20.

This determination letter also applies to the amendments dated on 3/04/20, 11/14/19, 10/31/19, 02/08/19 & 12/20/18.

This determination letter also applies to the amendments dated on 10/18/18, 6/01/18, 12/11/17, 10/19/17 & 6/29/17.

We made this determination on the condition you adopt the proposed amendments submitted in your letter dated 04/16/2024, on or before the date provided in Tax Regulations Section 1.401(b)-1.

This plan satisfies the requirements of IRC Section 4975(e)(7).

This letter replaces our letter dated on or about 04/23/2024.

Your plan’s continued qualification in its present form will depend on its effect in operation (Treasury Regulations Section 1.401-1(b)(3)) and on satisfying reporting requirements. We may review and determine the status of the plan in operation periodically.

You can find more information on favorable determination letters in Publication 794, Favorable Determination Letter, including:

•	The significance and scope of reliance on this letter.

•	The effect of any elective determination request in your application materials.

•	The reporting requirements for qualified plans.

•	Examples of the effect of a plan’s operation on its qualified status.

You can get a copy of Publication 794 by visiting our website at www.irs.gov/forms-pubs or by calling 800-TAX-FORM (800-829-3676).

If you submitted a Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, with your application and asked us to send your authorized representative or appointee copies of written communications, we will send a copy of this letter to him or her.

If you have questions, you can contact the person at the top of this letter.

Sincerely,

Daniel Dragoo
Director, Employee Plans
Rulings and Agreements

Enclosures:

Addendum

cc: Kendra Roberson, K. Elise Norcini

Addendum to Letter 5274

Employer Name: GENERAL ELECTRIC COMPANY	Plan name: GE RETIREMENT SAVINGS PLAN
Employer ID number: 14-0689340	Plan number: 334

This determination letter also applies to the amendments dated on:

10/09/15, 5/27/15, 12/10/14, 7/22/14, 11/06/13, 11/07/22, 12/11/23 & 02/07/24